GTT Reports Third Quarter 2015 Financial Results
Revenue Grows 97% Year-over-Year to $97.0 Million
Adjusted EBITDA Grows 133% Year-over-Year to $20.8 Million
Establishes Next Financial Objectives of $1 Billion in Revenue and $250 Million in Adjusted EBITDA
McLean, VA, November 5, 2015 - GTT Communications, Inc. (“GTT”) (NYSE: GTT), the leading global cloud networking provider to multinational clients, today announced its financial results for the third quarter ended September 30, 2015. Highlights include:

•	Revenue increased by 97.3% to $97.0 million compared to $49.2 million in third quarter 2014, and by 2.0% compared to $95.1 million in second quarter 2015.

•	Gross profit margin expanded by approximately 580 basis points to 45.0% compared to 39.2% in third quarter 2014, and declined by approximately 90 basis points compared to 45.9% in second quarter 2015.

•
Adjusted Earnings before Interest Taxes Depreciation and Amortization (“EBITDA”)* increased by 133.2% to $20.8 million compared to $8.9 million in third quarter 2014, and by 6.8% compared to $19.5 million in second quarter 2015. Adjusted EBITDA margin expanded by approximately 330 basis points to 21.5% compared to 18.2% in third quarter 2014 and by approximately 100 basis points compared to 20.5% in second quarter 2015.

•
Capital expenditures were $3.5 million in third quarter 2015, compared to $0.4 million in third quarter 2014 and $2.9 million in second quarter 2015. Capital expenditures were approximately 3.6% of revenue during the third quarter. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures, was $17.3 million, compared to $8.5 million in third quarter 2014 and $16.6 million in second quarter 2015.

•
Using constant currency from third quarter 2014, third quarter 2015 revenue would have been $2.9 million higher and Adjusted EBITDA would have been $0.6 million higher than reported. Foreign currency translation had a minimal impact on third quarter 2015 results of operations compared to second quarter 2015.

•
The year-over-year increases in revenue, gross margin, adjusted EBITDA and unlevered free cash flow are due primarily to the acquisitions of UNSi on October 1, 2014 and MegaPath’s managed services business on April 1, 2015.

•
On October 22, 2015, subsequent to quarter-end, GTT completed the acquisition of One Source Networks (OSN), a provider of global data, Internet, Session Initiation Protocol (SIP) trunking and managed services to Fortune 1000 companies. GTT paid $175 million for OSN, including approximately $164 million in cash and $11 million in GTT stock, plus approximately $5 million in cash for an estimated working capital surplus as of the closing date. GTT funded the cash portion of the consideration and refinanced its existing debt with a new credit facility, consisting of a seven-year $400 million Term Loan B and a five-year $50 million revolving line of credit.

*See “Annex A: Non-GAAP Financial Information” for more information regarding the computation of Adjusted EBITDA, Gross Profit Margin, Unlevered Free Cash Flow and Constant Currency calculations.
“GTT is on track to deliver a strong 2015 performance,” stated Rick Calder, GTT President and CEO. “Over the past year we have completed three highly strategic acquisitions, which have significantly increased GTT’s presence and scale in the marketplace, and we are excited about the opportunity this gives us to drive continued growth. Now having achieved our previously announced financial objectives of $400 million in revenue and $100 million in Adjusted EBITDA, I am pleased to announce that we have established our next set of financial objectives to reach $1 billion in revenue and $250 million in Adjusted EBITDA within the next five years.”
“GTT delivered solid revenue growth and Adjusted EBITDA margin expansion during the third quarter,” stated Mike Sicoli, Chief Financial Officer. “Our integration of MegaPath is now substantially complete, and we are on track to realize full synergy benefits in the fourth quarter. Subsequent to the end of the quarter, we completed the acquisition of One Source Networks, a highly strategic and accretive transaction, and we welcome OSN’s talented employees to GTT.”
Conference Call Information
GTT will hold a conference call on Thursday, November 5, 2015 at 10:00 A.M. Eastern Time to discuss its results for the quarter ended September 30, 2015. To participate in the live conference call, interested parties may call dial +1.888.572.7025 or +1.719.325.2432, using the passcode 449689 and asking for the GTT call, or listen via webcast at www.gtt.net.
A telephonic replay of the conference call will be available for one month and may be accessed by calling +1.888.203.1112 or +1.719.457.0820 and using the passcode 449689. The webcast will be archived in the investor relations section of GTT's web site.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of GTT Communications, Inc., with respect to current events and financial performance. From time to time, GTT Communications, Inc., which we refer to as “we”, “us” or “our” and in some cases, “GTT” or the “Company”, also provides forward-looking statements in other materials GTT releases to the public or files with the United States Securities & Exchange Commission (“SEC”), as well as oral forward-looking statements. You should consult any further disclosures on related subjects in our quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Such forward-looking statements are and will be subject to many risks, uncertainties and factors relating to our operations and the business environment that may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause GTT’s actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to obtain capital; our ability to develop and market new products and services that meet customer demands and generate acceptable margins; our reliance on several large customers; our ability to negotiate and enter into acceptable contract terms with our suppliers; our ability to attract and retain qualified management and other personnel; competition in the industry in which we do business; failure of the third-party communications networks on which we depend; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged; our ability to maintain our databases, management systems and other intellectual property; our ability to maintain adequate liquidity and produce sufficient cash flow to fund our capital expenditures and debt service; technological developments and changes in the industry; our ability to complete acquisitions or divestitures and to integrate any business or operation acquired; our ability to overcome significant operating losses; and general economic conditions. Additional information concerning these and other important factors can be found under the heading “Risk Factors” in GTT’s annual and quarterly reports filed with the Securities and Exchange Commission including, but not limited to, its Annual Report on Form 10-K. Statements in this release should be evaluated in light of these important factors.
About GTT
GTT’s global Tier 1 IP network enables clients to connect to any location in the world and with any application in the cloud. Our cloud networking services provide a better way for multinational clients to reach the cloud. Clients trust us to deliver secure solutions with simplicity, speed and agility. For more information, visit www.gtt.net.

GTT Media Inquiries:                            GTT Investor Relations:
Ann Rote                                Jody Burfening/Carolyn Capaccio, LHA
+1.703.677.9941                             +1.212.838.3777
ann.rote@gtt.net                            ccapaccio@lhai.com

GTT Communications, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenue:
Telecommunications services	$96,996	$49,161	$254,425	$144,684

Operating expenses:
Cost of telecommunications services provided	53,363	29,891	142,521	89,233
Selling, general and administrative expense	25,553	11,001	69,410	31,349
Severance, restructuring and other exit costs	—	3,342	7,747	3,342
Depreciation and amortization	12,631	5,878	32,472	16,911

Total operating expenses	91,547	50,112	252,150	140,835

Operating income (loss)	5,449	(951)	2,275	3,849

Other expense:
Interest expense, net	(3,080)	(1,761)	(7,829)	(6,755)
Loss on debt extinguishment		(3,104)	(1,056)	(3,104)
Other expense, net	(706)	(215)	(1,798)	(8,504)

Total other expense	(3,786)	(5,080)	(10,683)	(18,363)

Income (loss) before income taxes	1,663	(6,031)	(8,408)	(14,514)

(Benefit from) provision for income taxes	(99)	605	(124)	811

Net income (loss)	$1,762	$(6,636)	$(8,284)	$(15,325)

Earnings (loss) per share:
Basic	$0.05	$(0.23)	$(0.24)	$(0.59)
Diluted	$0.05	$(0.23)	$(0.24)	$(0.59)

Weighted average shares:
Basic	34,981,104	28,449,319	34,603,144	25,873,938
Diluted	35,888,525	28,449,319	34,603,144	25,873,938

GTT Communications, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except for share and per share data)

	September 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$19,713	$49,256
Accounts receivable, net of allowances of $1,169 and $878, respectively	46,779	29,328
Deferred contract costs	3,688	2,351
Prepaid expenses and other current assets	4,883	3,913
Total current assets	75,063	84,848
Property and equipment, net	40,537	25,184
Intangible assets, net	90,376	58,630
Other assets	11,721	7,933
Goodwill	176,197	92,683
Total assets	$393,894	$269,278
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,763	$20,336
Accrued expenses and other current liabilities	56,115	35,464
Short-term capital leases	1,656	—
Short-term debt	11,500	6,188
Deferred revenue	14,004	8,340
Total current liabilities	95,038	70,328
Long-term capital leases	1,284	—
Long-term debt	212,750	117,438
Other long-term liabilities	5,189	3,946
Total liabilities	314,261	191,712
Commitments and contingencies (Note 12)
Stockholders' equity:
Common stock, par value $.0001 per share, 80,000,000 shares authorized, 35,009,506 and 33,848,543 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	3	3
Additional paid-in capital	179,211	167,678
Accumulated deficit	(97,489)	(89,205)
Accumulated other comprehensive loss	(2,092)	(910)
Total stockholders' equity	79,633	77,566
Total liabilities and stockholders' equity	$393,894	$269,278

GTT Communications, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(8,284)	$(15,325)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,472	16,911
Stock-based compensation	5,417	1,815
Debt discount amortization	—	420
Change in fair value of warrant liability	—	6,857
Loss on debt extinguishment	1,056	3,104
Amortization of deferred financing costs	697	930
Change in fair value of acquisition earn-out	880	1,554

Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(3,838)	(1,636)
Deferred contract costs	(2,578)	(1,213)
Prepaid expenses and other current assets	496	421
Other assets	(68)	(1,487)
Accounts payable	(12,347)	(4,321)
Accrued expenses and other current liabilities	4,419	(7,658)
Deferred revenue and other long-term liabilities	1,561	404

Net cash provided by operating activities	19,883	776

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(131,397)	(7,827)
Purchases of property and equipment	(9,842)	(3,058)

Net cash used in investing activities	(141,239)	(10,885)

Cash flows from financing activities:
Proceeds from line of credit	—	3,000
Repayment of line of credit	—	(6,000)
Proceeds from term loan	230,000	125,000
Repayment of term loan	(129,376)	(61,750)
Proceeds from mezzanine debt	—	1,500
Repayment of mezzanine debt	—	(31,000)
Payment on earn-out	(3,239)	(750)
Debt issuance costs	(4,801)	(1,997)

Settlement of warrant liability	—	(9,576)
Tax withholding related to the vesting of restricted stock units	(2,017)	(1,347)
Repayment of capital leases	(610)	—
Exercise of stock options	633	902
Stock issued in offering, net of offering costs	—	24,581

Net cash provided by financing activities	90,590	42,563

Effect of exchange rate changes on cash	1,223	3,371

Net (decrease) increase in cash and cash equivalents	(29,543)	35,825

Cash and cash equivalents at beginning of period	49,256	5,785

Cash and cash equivalents at end of period	$19,713	$41,610

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,421	$6,554

Supplemental disclosure of non-cash investing and financing activities:
Fair value of current assets acquired	14,971	1,901
Fair value of non-current assets acquired	154,704	11,940
Fair value of current liabilities assumed	(18,884)	(3,598)
Fair value of non-current liabilities assumed	(1,894)	(437)
Stock issued in connection with acquisition earn-out	—	3,704
Stock issued in connection with acquisition	7,500	1,000
Stock issued in connection with extinguishment of warrants	—	9,576
Accrued purchases of property and equipment	1,457	540

ANNEX A: Non-GAAP Financial Information

In addition to financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), from time to time we may use or publicly disclose certain "non-GAAP financial measures" in the course of our financial presentations, earnings releases, earnings conference calls, and otherwise. For these purposes, the U.S. Securities and Exchange Commission (“SEC”) defines a "non-GAAP financial measure" as a numerical measure of historical or future financial performance, financial positions, or cash flows that (i) exclude amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and (ii) include amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented.

Non-GAAP financial measures are provided as additional information to investors to provide an alternative method for assessing our financial condition and operating results. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate our performance and profitability. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. These measures should be used in addition to and in conjunction with results presented in accordance with GAAP, and should not be relied upon to the exclusion of GAAP financial measures.

Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we will also generally present, the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA
To calculate Adjusted EBITDA, we first calculate EBITDA, which starts with Net income (loss) and adds back Interest expense, Loss on debt extinguishment, Other expense, (Benefit from) provision for income taxes, and Depreciation and amortization expense as shown in the Consolidated Statement of Operations. To compute Adjusted EBITDA, we add back certain costs to EBITDA associated with severance, restructuring and other exit costs, stock-based compensation, transaction and integration costs and from time to time, other non-cash or non-recurring items.

We use Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures we use for planning and forecasting future periods. We further believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures, although GTT’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies. In addition, we have debt covenants that are based on a leverage ratio which utilizes a modified EBITDA calculation, as defined in our Credit Agreement. The modified EBITDA calculation is similar to our definition of Adjusted EBITDA; however it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the applicable reporting period. Finally, Adjusted EBITDA results, along with other quantitative and qualitative information, are utilized by management and our compensation committee for purposes of determining bonus payouts to our employees.

Gross Profit and Gross Profit Margin
We use the term "gross profit" to refer to Revenue from telecommunications services less Cost of telecommunications services provided. We use the related term "gross profit margin" to refer to gross profit as a percentage of revenue from telecommunications services. It is an additional measure used by management and investors to assess the direct profitability of our services sold, before overhead.

Unlevered Free Cash Flow
Unlevered free cash flow is defined as Adjusted EBITDA less capital expenditures. We use this measure to evaluate the level of capital expenditures needed to support our revenue and Adjusted EBITDA, and we believe this measure is also used by investors to evaluate us relative to peer companies in the telecommunications industry.

Constant Currency Presentation
We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our prior period reported results.

Non GAAP Summary
The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they may exclude charges that adjust our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

The non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors and to the lenders in our Credit Agreement, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions, and determine incentive compensation, as applicable.

The following is a reconciliation of gross profit and gross profit margin (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenue:
Telecommunications services	$96,996	$49,161	$254,425	$144,684

Operating Expenses:
Cost of telecommunications services provided	53,363	29,891	142,521	89,233
Gross profit	$43,633	$19,270	$111,904	$55,451
Gross profit margin	45.0%	39.2%	44.0%	38.3%

The following is a reconciliation of EBITDA, Adjusted EBITDA and Unlevered Free Cash Flow from Net Loss (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income (loss)	1,762	(6,636)	(8,284)	(15,325)
(Benefit from) provision for income taxes	(99)	605	(124)	811
Interest and other income	3,786	1,976	9,627	15,259
Loss on debt extinguishment	—	3,104	1,056	3,104
Depreciation and amortization	12,631	5,878	32,472	16,911
EBITDA	18,080	4,927	34,747	20,760
Severance, restructuring and other exit costs	—	3,342	7,747	3,342
Transaction and integration costs	1,044	—	3,595	—
Non-cash compensation	1,722	669	5,417	1,815
Adjusted EBITDA	$20,847	$8,938	$51,506	$25,917

Purchases of property and equipment	$(3,532)	$(413)	$(9,842)	$(3,058)
Unlevered Free Cash Flow	$17,315	$8,525	$41,664	$22,859

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